Exhibit 10.4
Amendment #5 to Lease
1. Parties.
     This Amendment, dated as of August 15, 2008, is between 400 Minuteman LLC (“Landlord”), and NaviSite, Inc. (“Tenant”).
2. Recitals.
     2.1 Landlord’s predecessor in interest, 400 Minuteman Limited Partnership, and Tenant entered into a lease, dated as of May 14, 1999, for space in the building at 400 Minuteman Road, Andover, Massachusetts (the “Building) (as now or hereafter amended or extended, the “Lease”). Unless otherwise defined, terms in this Amendment have the same meanings as those in the Lease.
     2.2 Tenant wishes to install additional fiber optic cable to Tenant’s data center in the Building for Tenant’s telecommunications purposes through Landlord’s existing infrastructure. To accomplish this, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree and the Lease is amended as follows as of this date, notwithstanding anything to the contrary:
3. Amendments.
     3.1 Definitions.
          (a) “Equipment” means new fiber optic cable, new 1 1/4” innerduct through which the cable will travel, and any associated electronic equipment necessary to provide fiber optic telecommunications service to the Building using this fiber optic cable.
          (b) “Pathway” means the pathway to the Building in which the Equipment will be installed. As shown in Attachment #1 (the Lightower Lateral Sketch not-to-scale, dated 2/7/2008), the Pathway originates at a riser pole located at the River Road right-of-way identified as Pole 57 and proceeds to the Building at a proposed D-Mark location via Pole 5062 on Old River Road and then through existing underground infrastructure consisting of manholes and empty 4” continuous ducts in the existing duct bank that traverses a route via various easements across other property owned by the Minuteman Park property owners listed below (the “Other Owners”) and then across the Project through Manholes number 7, 9, 16 and 15. The Other Owners are:
               (i) 150 Minuteman LLC, the owner of 150 Minuteman Road, where a portion of the Pathway is located, comprising Manholes number 33 and 35 and approximately 619 lineal feet of underground conduit;
               (ii) 200 Minuteman LLC, the owner of 200 Minuteman Road, where a portion of the Pathway is located, comprising Manholes number 37, 32, 31, 30 and 17 and approximately 1,254 lineal feet of underground conduit; and
               (iii) Minuteman Greenery LLC, the owner of the roadbed, parkway, sidewalks and curbs of Minuteman Road where a portion of the Pathway is located, comprising Manholes number 43 and 38 and approximately 653 lineal feet of underground conduit.
     3.2 Installation; Maintenance.

          (a) Tenant will install the Equipment only in the Pathway and will permanently mark the Equipment in the manholes so as to be fully visible to anyone who may use or maintain the underground infrastructure. The installation of the Equipment will begin as soon as reasonably possible and proceed diligently, in a good and workmanlike manner, and in accordance with applicable Laws, the Lease and Landlord’s reasonable scheduling and coordination requirements.
          (b) Subject to Landlord’s prior written approval of locations, Tenant may use existing unused or partially used conduit or openings passing through the Building’s core or horizontally above the ceilings and hallways where space is available to install the fiber optic cable and conduit.
          (c) During the Term Tenant will be solely responsible at its cost for installing, maintaining, repairing and if necessary replacing the Equipment, and will promptly repair and if necessary replace the Equipment in the Pathway if the Equipment is damaged. Tenant will not remove the Equipment unless it promptly replaces it. All repairs and replacements will be of at least equivalent quality and specifications. When the Term ends Tenant will leave the Equipment in place and it will be deemed surrendered to Landlord without additional consideration.
          (d) Tenant will take all necessary steps to minimize any potential damage, but will be solely responsible for, and promptly repair to Landlord’s reasonable satisfaction, any damage caused by or arising from or in connection with the Equipment or its installation, operation, maintenance, repair, replacement or removal.
     3.3 Liability. As a material inducement to Landlord and the Other Owners, Tenant waives all claims against them and agrees that they and their respective Affiliates will have absolutely no liability of any kind regardless of cause or fault in connection with the Equipment or the services provided by the Equipment, including, without limitation, liability arising from or in connection with installation, operation, maintenance, repair, replacement, removal, damage, breakage, defect, or interruption of service, and Tenant will indemnify Landlord, the Other Owners and their respective Affiliates from all Liabilities in connection therewith.
     3.4 Base Rent and Operating Costs: Other than the obligations outlined herein in this Amendment #5, Tenant’s base rent and Operating Costs (as defined in the Lease) and any other fees and or costs shall remain unchanged and in accordance with the terms of the Lease.
     3.5 Miscellaneous. Tenant does not have the right or power to Transfer its rights hereunder or in connection with the Equipment except to a valid assignee of the Lease. Tenant has no rights in the Pathway except to install, repair, maintain and replace the Equipment as set forth in this Amendment during the Term. Without limiting the generality of this Amendment, Tenant’s contractors and subcontractors will carry all insurance required by the Lease, name Landlord, the Other Owners and their respective designees as additional insureds and provide complying certificates of insurance before beginning work. Landlord, the Other Owners and their respective Affiliates may inspect all work as it proceeds, but are not responsible for any of the work. Tenant agrees that Landlord has fully complied with its Lease obligations. This Amendment may be executed in counterparts, all of which together will constitute one agreement.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment #5 as of the date in Section 1 above.

NAVISITE, INC.			400 MINUTEMAN LLC

By:	/s/ Jim Pluntze		By:	Minuteman Master LLC, Sole Member

	Name: Title:	Jim Pluntze CFO	By:	150 Minuteman Limited Partnership,
	Authorized Signature			Managing Member

			By:	Niuna-150 Minuteman, Inc.,
General Partner

			By:	/s/ MARTIN SPAGAT

				Name: Title:	MARTIN SPAGAT VICE PRESIDENT
Although their consent may not be required, the Other Owners nevertheless consent to this Amendment, but they have no liability in connection with it

150 MINUTEMAN LLC			200 MINUTEMAN LLC

By:	Minuteman Master LLC, Sole Member		By:	Minuteman Master LLC, Sole Member

By:	150 Minuteman Limited Partnership,		By:	150 Minuteman Limited Partnership,
	Managing Member			Managing Member

By:	Niuna-150 Minuteman, Inc.,		By:	Niuna-150 Minuteman, Inc.,
	General Partner			General Partner

By:	/s/ MARTIN SPAGAT		By:	/s/ MARTIN SPAGAT

	Name: Title:	MARTIN SPAGAT VICE PRESIDENT		Name: Title:	MARTIN SPAGAT VICE PRESIDENT

MINUTEMAN GREENERY LLC

By:	Minuteman Master LLC, Sole Member

By:	150 Minuteman Limited Partnership,
Managing Member

By:	Niuna-150 Minuteman, Inc., General Partner

By:	/s/ MARTIN SPAGAT

	Name: Title:	MARTIN SPAGAT VICE PRESIDENT